Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name	Subsidiary Jurisdiction
Repligen Sweden AB	Sweden
Repligen GmbH	Germany
Repligen Singapore Pte. Ltd.	Singapore
Repligen Europe B.V.	Netherlands
Repligen (Shanghai) Biotechnology Co. Ltd.	China
Repligen Japan LLC	Japan
Repligen India Private Limited	India
Repligen Korea Co., Ltd.	South Korea
ARTeSYN Biosolutions Holdings Ireland Ltd.	Ireland
ARTeSYN Biosolutions Ireland Limited	Ireland
Repligen Estonia OṺ	Estonia
Repligen Ireland Limited	Ireland
Spectrum Life Sciences, LLC	United States
C Technologies, Inc.	United States
Polymem S.A.	France
Repligen UK Limited	United Kingdom
FlexBiosys Inc.	United States
Metenova Holding AB	Sweden
Metenova AB	Sweden
Metenova America Inc.	United States
Tantti Laboratory Inc	Taiwan